Exhibit 99.1

News Release For Immediate Release

Catasys Expands OnTrak-A Solution with Leading National Health Plan into Colorado, Washington, D.C., Virginia and Louisiana

Santa Monica, CA – February 27, 2020 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced the expansion of its OnTrak-A solution with a leading national health plan into Colorado, Washington, D.C., Virginia and Louisiana beginning March 20, 2020. This expansion ensures that eligible commercial and Medicare Advantage members of the health plan in these states and Washington, D.C., will have access to critical behavioral healthcare to help them better manage chronic disease. With these expansions into Colorado and Washington, D.C., OnTrak is now available in 28 states, as well as the nation’s capital. Additional OnTrak-A expansions are expected in the remainder of 2020.

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “We are pleased to be expanding our outreach to eligible members of this national plan and look forward to engaging, identifying and treating as many members with unaddressed behavioral conditions and chronic disease as possible in the 23 states and Washington, D.C., where we are contracted with this partner to improve clinical, behavioral and economic outcomes. These expansions will significantly increase our outreach pool of eligible members, and we are thrilled that national health plans continue to see the tangible value in Catasys’ advanced technologies and AI capabilities.”

OnTrak is a critical component of the Catasys PRETM (Predict-Recommend-Engage) platform that predicts people whose chronic disease will improve with behavior change, recommends care pathways that are effective and that people will follow, and engages people who aren’t getting the care they need. OnTrak is an integrated solution that incorporates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health. OnTrak improves member health and delivers validated cost savings of more than 50% for enrolled members.

About Catasys, Inc.

Catasys, Inc. is a leading AI and technology-enabled healthcare company whose mission is to help improve the health and save the lives of as many people as possible. Its Catasys PRETM (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Catasys delivers improved member health and validated outcomes and savings to healthcare payers.

Catasys’ integrated, technology-enabled OnTrak solution, a critical component of the Catasys PRE platform, is designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

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Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of leading national and regional health plans in 28 states and in Washington, D.C.

Learn more at www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:     ariel@catasys.com